Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Double-Digit Increase in Both Total Revenues and Pre-Tax Income for Fiscal 2022 and Introduces Expectations for Continued Growth in Fiscal 2023

  Fiscal year total revenues increase 13.7% to $467.9 million as compared to fiscal 2021
  Fiscal year pre-tax income increases 22.1% to $61.9 million as compared to fiscal 2021
  At year end, consolidated cash balance was $42.2 million with no borrowings on the Company’s credit facility
  Company introduces fiscal 2023 guidance with expectations for growth in total revenues and pre-tax income compared to fiscal 2022
  Second special dividend declared by Board of Directors as Company continues to return value to shareholders in the form of stock repurchases and dividends totaling over $70 million during the past 24 months

ST. LOUIS--(BUSINESS WIRE)--March 9, 2023--Build-A-Bear Workshop, Inc. (NYSE: BBW) today reported results for the fourth quarter and fiscal year 2022 ended January 28, 2023.

Sharon Price John, Build-A-Bear Workshop President and Chief Executive Officer commented, “We are pleased to have delivered another strong quarterly performance with double-digit growth in total revenues contributing to an increase of over 30% in pre-tax profit versus the prior year’s fourth quarter. In fiscal 2022, we expanded total revenues and pre-tax income resulting in the highest annual profit in our company’s 25-year history. We believe the fundamental catalyst of our positive performance has been the on-going disciplined execution of our multi-year strategic plan which positions us to further scale our business and generate profitable growth in 2023 and beyond. We have built a cross-functional foundation designed to drive and monetize the value of our strong brand equity. We have expanded our total addressable market beyond kids, extended our brand access beyond malls and enhanced consumer engagement beyond our iconic store experience.

“With the positive momentum continuing into the first quarter of fiscal 2023, we look to our promising future with an even stronger brand, an elevated digital and organizational infrastructure, a proven multi-dimensional strategy and a motivated seasoned team committed to continue to drive shareholder value,” concluded Ms. John.

Fourth Quarter 2022 Highlights (13 weeks ended January 28, 2023 compared to the 13 weeks ended January 29, 2022):

  Total revenues were $145.1 million, an increase of 11.6% compared to $130.0 million in the fiscal 2021 fourth quarter;
    Net retail sales were $138.2 million, a 10.0% increase compared to $125.6 million in the fiscal 2021 fourth quarter;
    Consolidated e-commerce demand (orders generated online to be fulfilled from either the Company’s warehouse or its stores) increased 0.9% compared to the fiscal 2021 fourth quarter; and
    Commercial and international franchise revenues were $6.9 million, an increase of 60.5% compared to $4.3 million in the fiscal 2021 fourth quarter;
  Gross profit margin was 55.0%, an increase of 150 basis points from 53.5% in the fiscal 2021 fourth quarter. Gross profit margin expansion in the 2022 fourth quarter reflected increased merchandise margin primarily driven by lower freight costs versus the prior year and leverage on fixed occupancy expense;
  Selling, general and administrative (“SG&A”) expenses were $53.6 million, or 36.9% of total revenues, compared to $49.4 million, or 38.0% of total revenues, in the fiscal 2021 fourth quarter. The increase in SG&A expenses was driven by higher store payroll, incentive compensation, and marketing expenses. SG&A expenses as a percentage of total revenues improved by 110 basis points driven by favorable leverage of fixed costs due to the increase in total revenues;
  Pre-tax income increased 30.3% to $26.2 million, compared to pre-tax income of $20.1 million in the fiscal 2021 fourth quarter;
  Income tax expense was $5.7 million, an effective tax rate of 21.8% in the fiscal 2022 fourth quarter compared to an income tax benefit of $4.0 million in the fiscal 2021 fourth quarter. The income tax benefit in the fiscal 2021 fourth quarter reflected the full reversal of the Company’s tax valuation allowance in North America of $7.8 million;
  Net income decreased 14.9% to $20.5 million, or $1.39 per diluted share, compared to net income of $24.1 million, or $1.48 per diluted share, in the fiscal 2021 fourth quarter. On an adjusted basis, net income increased 20.9% to $19.1 million, or $1.30 per diluted share, compared to adjusted net income of $15.8 million, or $0.97 per diluted share, in the fiscal 2021 fourth quarter which excludes the reversal of the tax valuation allowance in North America (see reconciliation of GAAP to non-GAAP results); and
  Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $29.4 million, an increase of 26.2%, or $6.1 million, from the fiscal 2021 fourth quarter.

Fiscal Year 2022 Highlights (52 weeks ended January 28, 2023 compared to the 52 weeks ended January 29, 2022):

  Total revenues were $467.9 million, an increase of 13.7% compared to $411.5 million in fiscal 2021;
    Consolidated net retail sales were $446.2 million, an increase of 12.2% compared to $397.7 million in fiscal 2021;
    Consolidated e-commerce demand (orders generated online to be fulfilled from either the Company’s warehouse or its stores) decreased 7.8% compared to fiscal 2021 and, for reference, fiscal 2022 e-commerce demand showed an increase of 137.1% compared to pre-pandemic fiscal 2019. The shift in e-commerce demand in fiscal 2022 compared to fiscal 2021 reflects the trend of consumers embracing a return to in-person shopping as well as disruption from a planned website upgrade during the year;
    Commercial and international franchise revenues were $21.8 million, an increase of 58.0% compared to $13.8 million in fiscal 2021;
  Pre-tax income increased 22.1% to $61.9 million compared to pre-tax income of $50.7 million in fiscal 2021;
  Income tax expense was $13.9 million, an effective tax rate of 22.5%, compared to income tax expense of $3.4 million in fiscal 2021. Income tax expense in fiscal 2021 reflected the full reversal of the Company’s tax valuation allowance in North America of $7.8 million;
  Net income increased 1.5% to $48.0 million, or $3.15 per diluted share, compared to net income of $47.3 million, or $2.93 per diluted share in fiscal 2021. On an adjusted basis, net income was $47.0 million, or $3.08 per diluted share, compared to adjusted net income of $38.3 million, or $2.37 per diluted share in fiscal 2021 which excludes the reversal of the tax valuation allowance in North America (see reconciliation of GAAP to non-GAAP results); and
  EBITDA was $74.4 million, an increase of 18.1%, or $11.4 million, from EBITDA of $63.0 million in fiscal 2021.

Store Activity:

As of January 28, 2023, the Company had 488 global locations through a combination of its corporately-managed, third-party retail and international franchise models, a net increase of nine locations compared to the end fiscal 2021.

This reflects 350 corporately-managed stores with four net openings as compared to the end of fiscal 2021, representing seven net store openings in North America and three net store closings in Europe.

Through the Company’s third-party retail business model, there were 70 locations at the end of fiscal 2022 with relationships that include Carnival Cruise Lines, Great Wolf Lodge Resorts, Landry’s and Beaches Family Resorts reflecting nine net openings at the end of fiscal 2022.

The Company’s international franchisees finished fiscal 2022 with 68 locations, reflecting four net closures.

Balance Sheet:

As of January 28, 2023, cash and cash equivalents totaled $42.2 million compared to $32.8 million as of January 29, 2022. The Company ended the fiscal year with no borrowings under its revolving credit facility.

Total inventory at year-end was $70.5 million, a decrease of $1.3 million from fiscal 2021 year-end. For fiscal 2022, capital expenditures totaled $13.6 million compared to $8.1 million in fiscal 2021 and depreciation and amortization was $12.5 million compared to $12.3 million in fiscal 2021.

Return of Capital to Shareholders:

During fiscal 2022, the Company utilized $24.1 million in cash to repurchase 1,533,503 shares of its common stock. As of March 9, 2023, the Company had $46.5 million available under the current $50.0 million stock repurchase program adopted on August 31, 2022.

As announced March 8, 2023, the Company’s Board of Directors declared a special cash dividend of $1.50 per share that will be paid on April 6, 2023, to all stockholders of record as of March 23, 2023, following a $1.25 per share special cash dividend declared on November 30, 2021.

Build-A-Bear Workshop President and Chief Executive Officer Sharon Price John commented, “We continue to return value to our shareholders as our company has grown and delivered record-setting profitability. This strategic use of capital including our share repurchase program and these special dividends totaling over $70 million during the past 24 months, reflect our Board of Directors’ ongoing confidence in the strategy and business outlook.”

Fiscal 2023 Outlook:

The Company is providing guidance for fiscal 2023 with expectations of delivering growth in total revenues and pre-tax income compared to fiscal 2022. While the Company notes that its fiscal 2023 is a 53-week year compared to a 52-week year in fiscal 2022, it expects to deliver growth in total revenues and pre-tax income versus the prior year exclusive of the projected benefit of the 53rd week. For reference, the additional week in fiscal 2023, which will be reflected in the Company’s fourth quarter, is estimated to be $7 million in total revenues with approximately 35% flow-through to EBITDA.

For fiscal 2023, the Company currently expects:

  Total revenues to increase in the range of 5% to 7% compared to fiscal 2022 with growth in all three operating segments;
  Pre-tax income growth of 10% to 15% compared to fiscal 2022, surpassing the record high that the Company achieved in fiscal 2022;
  To open 20 to 30 experience locations, through a combination of third-party retail and corporately-managed business models, with the majority planned for the second half of the year;
  Capital expenditures in the range of $15 million to $20 million;
  Depreciation and amortization of approximately $13 million to $14 million; and
  Tax rate to approximate 25% excluding discrete items.

The Company’s guidance considers a variety of factors ranging from anticipated ongoing inflationary pressures to the expected benefit of reduced freight costs. Additionally, the Company noted that its outlook assumes no further material changes in the operations of its supply chain including the ability to receive and ship product on a timely basis, the macro-economic and geo-political environment, or relevant foreign currency exchange rates.

Note Regarding Non-GAAP Financial Measures

In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic income and income per diluted share adjusted to exclude certain costs and accounting adjustments, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s on-going operating results. These measures should not be considered a substitute for or superior to GAAP results. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

Today’s Conference Call Webcast:

Build-A-Bear Workshop will host a live internet webcast of its quarterly investor conference call at 9 a.m. ET today. The dial-in number for the live conference call is (877) 407-3982 or (201) 493-6780 for international callers. The access code is Build-A-Bear. The audio broadcast may be accessed at the Company’s investor relations website, http://IR.buildabear.com. The call is expected to conclude by 10 a.m. ET.

A replay of the conference call webcast will be available in the investor relations website for one year. A telephone replay will be available beginning at approximately noon ET today until midnight ET on March 16, 2023. The telephone replay is available by calling (844) 512-2921. The access code is: 13736006.

About Build-A-Bear

Build-A-Bear is a multi-generational global brand focused on its mission to “add a little more heart to life” appealing to a wide array of consumer groups who enjoy the personal expression in making their own “furry friends” to celebrate and commemorate life moments. Nearly 500 interactive brick-and-mortar experience locations operated through a variety of formats provide guests of all ages a hands-on entertaining experience, which often fosters a lasting and emotional brand connection. The company also offers engaging e-commerce/digital purchasing experiences on www.buildabear.com including its online “Bear-Builder” as well as the “Bear Builder 3D Workshop”. In addition, extending its brand power beyond retail, Build-A-Bear Entertainment, a subsidiary of Build-A-Bear Workshop, Inc., is dedicated to creating engaging content for kids and adults that fulfills the company’s mission, while the company also offers products at wholesale and in non-plush consumer categories via licensing agreements with leading manufacturers. Build-A-Bear Workshop, Inc. (NYSE: BBW) posted total revenues of $467.9 million in fiscal 2022. For more information, visit the Investor Relations section of buildabear.com.

Forward-Looking Statements:

This press release contains certain statements that are, or may be considered to be, “forward-looking statements” for the purpose of federal securities laws, including, but not limited to, statements that reflect our current views with respect to future events and financial performance. We generally identify these statements by words or phrases such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “future,” “potential” or “continue,” the negative or any derivative of these terms and other comparable terminology. All of the information concerning our future liquidity, future revenues, margins and other future financial performance and results, achievement of operating of financial plans or forecasts for future periods, sources and availability of credit and liquidity, future cash flows and cash needs, success and results of strategic initiatives and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information.

These statements are based only on our current expectations and projections about future events. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements, including those factors discussed under the caption entitled “Risks Related to Our Business” and “Forward-Looking Statements” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on April 15, 2021 and other periodic reports filed with the SEC which are incorporated herein.

All of our forward-looking statements are as of the date of this Press Release only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or other risks and uncertainties referred to in this Press Release or included in our other public disclosures or our other periodic reports or other documents or filings filed with or furnished to the SEC could materially and adversely affect our continuing operations and our future financial results, cash flows, available credit, prospects and liquidity. Except as required by law, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	January 28,	% of Total	January 29,	% of Total
	2023	Revenues (1)	2022	Revenues (1)
Revenues:
Net retail sales	$138,180	95.2	$125,638	96.7
Commercial revenue	6,059	4.2	3,701	2.8
International franchising	871	0.6	623	0.5
Total revenues	145,110	100.0	129,962	100.0
Cost of merchandise sold:
Cost of merchandise sold - retail (1)	62,148	45.0	57,694	45.9
Cost of merchandise sold - commercial (1)	2,767	45.7	2,398	64.8
Cost of merchandise sold - international franchising (1)	393	45.1	357	57.3
Total cost of merchandise sold	65,308	45.0	60,449	46.5
Consolidated gross profit	79,802	55.0	69,513	53.5
Selling, general and administrative expense	53,608	36.9	49,380	38.0
Interest (income), net	(8)	(0.0)	(16)	(0.0)
Income before income taxes	26,202	18.1	20,149	15.5
Income tax expense (benefit)	5,692	3.9	(3,978)	(3.1)
Net income	$20,510	14.1	$24,127	18.6

Income per common share:
Basic	$1.42		$1.53
Diluted	$1.39		$1.48
Shares used in computing common per share amounts:
Basic	14,469,633		15,804,481
Diluted	14,767,725		16,294,679

(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	52 Weeks		52 Weeks
	Ended		Ended
	January 28,	% of Total	January 29,	% of Total
	2023	Revenues (1)	2022	Revenues (1)
Revenues:
Net retail sales	$446,181	95.3	$397,690	96.6
Commercial revenue	18,523	4.0	11,505	2.8
International franchising	3,233	0.7	2,327	0.6
Total revenues	467,937	100.0	411,522	100.0
Costs and expenses:
Cost of merchandise sold - retail (1)	211,489	47.4	186,382	46.9
Cost of merchandise sold - commercial (1)	8,591	46.4	5,648	49.1
Cost of merchandise sold - international franchising (1)	1,985	61.4	1,537	66.1
Total cost of merchandise sold	222,065	47.5	193,567	47.0
Consolidated gross profit	245,872	52.5	217,955	53.0

Selling, general and administrative expense	183,929	39.3	167,250	40.6
Interest expense (income), net	19	0.0	(5)	(0.0)
Income before income taxes	61,924	13.2	50,710	12.3
Income tax expense	13,939	3.0	3,445	0.8
Net income	$47,985	10.3	$47,265	11.5

Income per common share:
Basic	$3.21		$3.06
Diluted	$3.15		$2.93
Shares used in computing common per share amounts:
Basic	14,940,770		15,460,634
Diluted	15,249,819		16,122,583
(1)	Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	January 28,	January 29,
	2023	2022
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$42,198	$32,845
Inventories, net	70,485	71,809
Receivables, net	15,374	11,701
Prepaid expenses and other current assets	19,374	13,643
Total current assets	147,431	129,998

Operating lease right-of-use asset	71,791	77,671
Property and equipment, net	50,759	48,966
Deferred tax assets	6,592	7,613
Other assets, net	4,221	2,076
Total Assets	$280,794	$266,324

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$10,286	$21,849
Accrued expenses	37,358	25,543
Operating lease liability short term	27,436	25,245
Gift cards and customer deposits	19,425	20,937
Deferred revenue and other	6,646	3,808
Total current liabilities	101,151	97,382

Operating lease liability long term	59,080	73,307
Deferred franchise revenue	529	734
Other liabilities	917	1,218

Stockholders' equity:
Common stock, par value $0.01 per share	148	162
Additional paid-in capital	69,868	75,490
Accumulated other comprehensive loss	(12,274)	(12,470)
Retained earnings	61,375	30,501
Total stockholders' equity	119,117	93,683
Total Liabilities and Stockholders' Equity	$280,794	$266,324

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands)

	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	January 28,	January 29,	January 28,	January 29,
	2023	2022	2023	2022

Other financial data:

Retail gross margin ($) (1)	$76,032	$67,944	$234,692	$211,308
Retail gross margin (%) (1)	55.0%	54.1%	52.6%	53.1%
Capital expenditures (2)	$6,882	$3,537	$13,634	$8,130
Depreciation and amortization	$3,187	$3,124	$12,480	$12,276

Store data (3):
Number of corporately-managed retail locations at end of period
North America			312	305
Europe			38	41
Asia			—	—
Total corporately-managed retail locations			350	346

Number of franchised stores at end of period			68	72

Number of third-party retail locations at end of period			70	61

Corporately-managed store square footage at end of period (4)
North America			726,209	711,768
Europe			54,725	61,090
Total square footage			780,934	772,858
(1)	Retail gross margin represents net retail sales less cost of merchandise sold - retail. Retail gross margin percentage represents retail gross margin divided by net retail sales. Store impairment is excluded from retail gross margin.

(2)	Capital expenditures represents cash paid for property, equipment, and other assets.

(3)	Excludes e-commerce. North American stores are located in the United States and Canada. In Europe, stores are located in the United Kingdom and Ireland. Seasonal locations not included in store count.

(4)	Square footage for stores located in North America is leased square footage. Square footage for stores located in Europe is estimated selling square footage. Seasonal locations not included in the store count.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP figures
(dollars in thousands)

	13 Weeks	13 Weeks
	Ended	Ended
	January 28,	January 29,
	2023	2022
Income before income taxes (pre-tax)	$26,202	$20,149
Interest (income), net	(8)	(16)
Depreciation and amortization expense	3,187	3,124
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$29,381	$23,257

	52 Weeks	52 Weeks
	Ended	Ended
	January 28,	January 29,
	2023	2022
Income before income taxes (pre-tax)	$61,924	$50,710
Interest (income) expense, net	19	(5)
Depreciation and amortization expense	12,480	12,276
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$74,423	$62,981

Reconciliation of GAAP to Non-GAAP Results
(dollars in thousands, except per share data)

	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	January 28,	January 29,	January 28,	January 29,
	2023	2022	2023	2022
Income before income taxes (pre-tax)	$26,202	$20,149	$61,924	$50,710
Income (loss) before income tax adjustments:
United Kingdom Lockdown Business & Restart Grants (1)	-	10	-	(842)
COVID activity (2)	-	26	-	70
Impairment, bad debt, and lease modification (3)(4)	(665)	(1,107)	(1,616)	(1,054)
Foreign exchange (gains) losses (5)	(676)	498	583	521
Adjusted income before income taxes (adjusted pre-tax)	24,861	19,576	60,891	49,405

Income tax (expense) benefit	(5,692)	3,978	(13,939)	(3,445)
Tax adjustments:
Income tax impact: adjustments (6)	(26)	56	70	78
Valuation allowance (7)		(7,761)	-	(7,761)
Adjusted income tax (expense)	(5,718)	(3,727)	(13,869)	(11,128)

Net income	20,510	24,127	47,985	47,265
Adjustments	(1,367)	(8,278)	(963)	(8,988)
Adjusted net income	$19,143	$15,849	$47,022	$38,277

Net income per diluted share (EPS)	$1.39	$1.48	$3.15	$2.93

Adjusted net income per diluted share (adjusted EPS)	$1.30	$0.97	$3.08	$2.37

(1)	Represents the business grants received and adjusted from the United Kingdom government for business in the retail, hospitality and leisure sectors. These grants were provided on a per-property basis to support businesses through the latest lockdown restrictions as a result of the COVID pandemic and to resume business when restrictions were eased.

(2)	Represents COVID related expenses at our stores, warehouse, and headquarters.

(3)	Represents the lease modification impacts of exercising early termination options in leases offset by non-cash impairment charges related to store fixed assets, receivables, and inventory in the 13 and 52 weeks ended January 28, 2023 and January 29, 2022.

(4)	Represents non-cash adjustments including asset impairment charges related to store fixed assets and right-of-use operating lease assets and bad debt expense in the 13 and 52 weeks ending January, 28, 2023 and January 29, 2022.

(5)	Represents the consolidated impact of foreign exchange rates on the re-measurement of balance sheet items not denominated in functional currency recorded under the provisions of U.S. GAAP. This does not include any impact on margin associated with the translation of revenues or the foreign subsidiaries' purchase of inventory in U.S. dollars.

(6)	Represents the aggregate tax impact of the pre-tax adjustments for North American adjustments for the 13 and 52 weeks ended January 28, 2023 and January 29, 2022. Europe had a full valuation allowance and did not realize an income tax effect on these adjustments for the 13 and 52 weeks ended January 28, 2023 and January 29, 2022.

(7)	Represents the reversal of the full valuation allowance on its net deferred tax assets in North America for the 13 weeks ended January 29, 2022.

Contacts

Investors:
Voin Todorovic
Build-A-Bear Workshop
314.423.8000 x5221

Media:
Public Relations
PR@buildabear.com